UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Marsh Supermarkets, Inc.

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This filing consists of a press release issued by Marsh Supermarkets, Inc. on
September 12, 2006.
For Further Information Contact:
Douglas W. Dougherty
Executive Vice President, Finance and Administration
(317) 594-2627
Jeanne Carr — MacKenzie Partners, Inc.
(212) 929-5500
FOR IMMEDIATE RELEASE
ISS RECOMMENDS THAT MARSH SUPERMARKETS SHAREHOLDERS
VOTE “FOR” MERGER WITH MSH SUPERMARKETS
Indianapolis, IN September 12, 2006 — Marsh Supermarkets, Inc. (Nasdaq:MARSA) (Nasdaq:MARSB) (“Marsh” or the “Company”) today announced that Institutional Shareholder Services (ISS) has recommended that Marsh shareholders vote “FOR” the merger with MSH Supermarkets Holding Corp. (“MSH Supermarkets”), an affiliate of Sun Capital Partners, Inc. at Marsh’s September 22, 2006 Special Meeting of Shareholders. ISS is a leading independent U.S. proxy advisory firm and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country.
In recommending that Marsh shareholders vote FOR the merger with MSH Supermarkets, ISS stated that:
“Given the company’s financial and operational situation, and the fairness of the sale process that was conducted, we believe that the merger agreement warrants shareholder support.”*
*Permission to use quotations from the ISS report was neither sought nor obtained.
On May 2, 2006, Marsh and MSH Supermarkets entered into a definitive merger agreement under which MSH Supermarkets would acquire all of the outstanding shares of Marsh’s Class A common stock and Class B common stock for $11.125 per share in cash. The MSH Supermarkets acquisition has no financing contingency, and is subject to customary closing conditions, including the approval of Marsh shareholders. The transaction is expected to be completed by the end of September 2006.
Marsh shareholders are encouraged to read the definitive proxy statement relating to the merger in its entirety as it provides, among other things, a detailed discussion of the process that led to the merger. Marsh’s Board of Directors has unanimously recommended that Marsh shareholders vote FOR the approval of the merger agreement and the merger.

The vote of Marsh’s shareholders is very important regardless of the number of shares of common stock they own. Whether or not shareholders are able to attend the Special Meeting in person, they should complete, sign and date the proxy card and return it in the prepaid and addressed envelope as soon as possible or submit a proxy through the Internet or by telephone as described on the proxy card accompanying the definitive proxy statement. If shareholders fail to return their proxy cards, fail to attend the Special Meeting and vote in person, or fail to register their vote by telephone or on the Internet, the effect will be that their shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, the failure to vote will have the same legal effect as a vote against approval of the merger agreement and the merger.
Shareholders who have questions about the merger, need assistance in submitting their proxy or voting their shares should contact the Company’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, 1-800-322-2885, Email: proxy@mackenziepartners.com.
About Marsh Supermarkets, Inc.
The Company is a leading regional chain, operating 68 Marsh(r) supermarkets, 38 LoBill(r) Foods stores, eight O’Malia(r) Food Markets, 154 Village Pantry(r) convenience stores, and two Arthur’s Fresh Market stores in Indiana and western Ohio. The Company also operates Crystal Food Services(sm), which provides upscale catering, cafeterias management, office coffee, coffee roasting, vending and the concessions, and restaurant management and Primo Banquet Catering and Conference Centers, Floral Fashions(r) and McNamara Florist(r).
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company’s control. The forward-looking statements and the Company’s future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding the purported class and derivative actions filed against the Company’s directors, its former president and Sun Capital Partners, Inc.; uncertainties regarding the approval of the proposed merger with MSH Supermarkets by Company shareholders and consummation of the transaction; the entry of new or remodeled competitive stores into the Company’s market areas; the level of discounting and promotional spending by competitors; the Company’s ability to improve comparable store sales; the level of margins achievable in the Company’s operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company’s ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company’s new and remodeled stores; uncertainties regarding the cost savings of store closings and other restructuring efforts; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company’s ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of other pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward looking statements to reflect subsequent events or circumstances except as required by law.
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